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                                                                   Exhibit 23.1



                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29911) pertaining to the Employee Stock Purchase Plan of Waterlink, Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink, Inc. 1997 Omnibus Incentive Plan of (i) our report dated November 11, 1997 with respect to the consolidated financial statements of Waterlink, Inc. and (ii) our report dated November 11, 1997 with respect to the financial statements of Lanco Environmental Products, Inc. included in the Waterlink Annual Report (Form 10-K) for the year ended September 30, 1997.


                                        ERNST & YOUNG LLP

Canton, Ohio
December 1, 1997